EQUIPMENT LEASE AGREEMENT

AMENDMENT #1 DATED FEBRUARY 12, 2014

Recital: The Equipment Lease Agreement ("Agreement") dated and entered into effective as of this 17th day of January, 2014, by between Water Engineering Solutions, LLC, an Arizona limited liability company ("Lessor"), and The Alkaline Water Company, Inc., an Arizona corporation ("Lessee") is hereby amended as follows:

Whereas, the Lessor due to its own scheduling conflicts has not been able to install the equipment in a timely fashion in the Lessee's plant located at 1600W. South West Loop 323, Tyler, Texas, 75701 an does not see this scheduling conflict abating until at least April 2014, the Lessor agrees to refund all amounts previously advanced against the equipment of Sixty-Eight Thousand One Hundred Twenty Seven Dollars and Seventy- Four Cent ($68,127.74) in full as soon as possible and amend the terms and condition of the agreement are as follows

2. **Term.** The term of this Lease shall commence upon the actual installation and commercial operation of the equipment and shall continue for sixty (60) consecutive months .

3. **Equipment Costs and Terms, Lease Payments and Security Deposit. New Lease Payments Terms Shall Be Amended as Follows:**

The equipment will be Leased for One hundred Ninety Thousand Five Hundred and Seventy Six Dollars ($190,576.00) at a rate of Eight Percent (8%) per annum for the term of the Agreement. The residual amount, under the terms of this Agreement is One Dollar ($ 1.00). For the Term of this Agreement, Lessee agrees to deliver to Lessor lease payments in the amount of Three Thousand Eight Hundred Sixty-four Dollars and Nineteen Cents ($ 3,864.19) per month commencing 30 days after the equipment is commercially operating but no later than July 1, 2014 and continuing on the 1st day of each consecutive month thereafter. All lease payments shall be delivered by Lessee to Lessor at the following address: 7720 E. Redfield Road, Unit # 11, Scottsdale, Arizona, 85260 or at such other location as Lessor may designate from time-to-time. Any lease payments delivered after the 15th day of any month shall accrue a late charge in the amount of Fifty Dollars ($50.00). Title shall pass to the Lessee upon completion of the term and payment of $1.00 residual amount.

All other terms and conditions of the original lease shall remain in full force as originally agreed upon.